Exhibit 10.1

REFERRAL AGREEMENT

THE PARTIES TO THIS AGREEMENT ARE:

The Agent:    Novy Mir, Ltd.

                       Chkalova 39A, Suite 502

                       Irkutsk, Russia

The Company:  Slavia, Corp.

                 3050 Erin Centre Blvd, Unit 69

    Mississauga, Ontario L5M 0P5, Canada

Whereas the Agent may from time to time refer potential customers to the Company for a referral fee.

The Parties agree to the following:

1.  The referral fee shall be calculated as ten per cent (10%) of the net value of services sold by the Company as a direct result of a referral.  Net value shall exclude postage, refunds and payments not honored by a financial institution. Subsequent sales of services to the referred customer shall not be subject to a referral fee except where such subsequent purchase is the direct result of a repeat referral.

2.  Upon reconciliation of referral fees due, the Agent shall issue an invoice to the Company and payment shall be affected within thirty (30) days of submission of said invoice.

3.  Placement of advertisements and referral methods for the Company are at the sole discretion of the Agent.  However, in order to solicit sales, the Agent shall not make promises or issue any warranty either expressed or implied pertaining to the services offered by the Company unless authorized in writing by the Company to do so.

4.  The relationship between the parties shall at all times be that of independent contractors.  No employment, partnership or joint venture relationship is formed by this referral agreement and at no time may the Agent position itself as affiliated to the Company, except as an independent referrer. In view of this independent relationship the Agent shall not enter into any agreements on behalf of the Company, shall make no warranty either expressed or implied on behalf of the Company and shall not incur any expenses on behalf of the Company.

5.  This referral agreement does not grant exclusive rights to the Agent to act as referrer on behalf of the Company and the Agent shall have no rights under any other agreements entered into by the Company with other Agents.

6.   The Agent agrees not to disclose any confidential information pertaining to the Company's services nor that of prospective or existing customers to any third party. The Agent may do follow-up enquiries with its referred customers to confirm their purchase and to gather feedback about their experience with the Company's services as supplied.

7.  Either party may terminate this referral agreement at any time by giving the other party ten (10) days prior written notice.  Upon termination by either party all outstanding referral fees due to the Agent at that time shall be settled in full within thirty (30) days.

8.  Each party shall indemnify, defend and hold the other party (and any other relation to the other party) harmless against any and all claims of whatsoever nature arising from misrepresentation, default, misconduct, failure to perform or any other act related to this agreement.

9.  This agreement constitutes the whole agreement between the parties and any alteration must be in writing and signed by both parties.

Signed on this 7 day of May 2012.

/s/ Konstantin Panin

Novy Mir, Ltd., Director

Agent

/s/ Ksenia Shpeyzer

Slavia, Corp., President

Company

Both signatories duly warrant their authority to sign this agreement.